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                                                                   Exhibit 10.66

August 10, 2000


L. William McIntosh
31201 Paseo Miraloma
San Juan Capistrano, California 92675


    Re:    Acceptance of Consulting Arrangement and Resignation, Severance
           ---------------------------------------------------------------
    Agreement and General Release
    -----------------------------


Dear Bill:

This letter confirms the acceptance of your consulting arrangement and resignation from employment with Nexell of California, Inc., formerly known as Nexell Therapeutics Inc., ("Nexell") effective July 14, 2000 ("Resignation Date"). Effective your Resignation Date, you have resigned from all officer and director positions you hold with Nexell, including your duties as President and Chief Executive Office ("CEO") of Nexell. You have also resigned from all officer positions held with Nexell's parent corporation, Nexell Therapeutics Inc. (formerly known as VIMRx Pharmaceuticals Inc.) ("Nexell Parent"), including your duties as President and Chief Operating Officer ("COO") of Nexell Parent, but you have not resigned as a director of Nexell Parent. (For purposes of this letter, Nexell, Nexell Parent and all their related, affiliated, parent or subsidiary entites are collectively referred to as the "Nexell Entities.") You have further resigned any other officer or director positions you hold with any other Nexell Entities. Set forth below are the terms of your Severance Agreement and General Release and Consulting Agreement ("Agreement") with the Nexell Entities. You understand and agree that you have waived notice to any proceeding before Nexell Parent's Board of Directors ("Board") to discuss the terms of these agreements.

                             Consulting Agreement
                             --------------------

     1. You agree to provide advisory and consulting services for the Nexell Entities as requested by the CEO or COO of Nexell Parent for a period of fourteen (14) months from your Resignation Date, until September 14, 2001 ("Consulting Period"). You agree to make yourself available not less than two days per week during the Consulting Period, unless prior to the end of the Consulting Period, you are engaged as a full time employee for another entity. You acknowledge that your consulting services are not intended to include services you render as a director of Nexell Parent, and you will not be compensated for services you render as a director of Nexell Parent.

     2. You shall be compensated for consulting services at a daily rate of $1,000.00 per day for each day of service (or any portion thereof) specifically requested by the CEO or COO of Nexell Parent. The Nexell Entities shall use your services as a consultant for a minimum of thirty (30) days during the Consulting Period or, alternatively, pay you at the end of the Consulting Period the difference between the amount of $30,000.00 and the amount actually received by you for consulting services under this Consulting Agreement if that amount is less than $30,000.00. You shall also be reimbursed for all reasonable out-of-pocket expenses incurred by you in performing services under this Consulting Agreement. Any consulting fees earned or reasonable expenses

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incurred by you shall be paid on a monthly basis in accordance with Nexell's ordinary accounts payable practices after receipt of a statement from you. Nexell shall have the right to audit and review the reasonableness of your expense claims.

     3. You agree that the intent of this Consulting Agreement is for you to provide services to the Nexell Entities as an independent contractor. Nothing in this Consulting Agreement shall be interpreted or construed as creating or establishing the relationship of employee or employee between you (and your employees or agents) and any of the Nexell Entities. You shall be solely and entirely responsible for your acts and the acts of your employees, agents or subcontractors. You retain the sole and exclusive right to control or direct the manner or means by which the consulting services are to be performed, except that your services shall be rendered in a timely and professional manner at such places and during such hours as you and the CEO or COO of Nexell Parent may determine consistent with the needs of the project as defined by the CEO or COO of Nexell Parent. You will provide the supplies and equipment necessary to perform the services requested. The Nexell Entities will provide you with reasonable access to the information and facilities necessary to enable you to perform services under this Consulting Agreement.

     4. The Nexell Entities will not have an exclusive right to your services during the Consulting Period, and you shall retain the right to perform services for others during the Consulting Period, provided such services (a) are not competitive with the Nexell Entities and (b) do not involve you in a conflict of interest with respect to the consulting arrangements set forth in this Consulting Agreement. The Nexell Entities are free to utilize the services of others during the Consulting Period.

     5. Because you are engaged as an independent contractor and not an employee, you will not be eligible to participate in employee benefits, leaves of absence or other programs that are now or may be provided by the Nexell Entities to their employees, except as expressly stated in the Severance Agreement below.

     6. Because you are engaged as an independent contractor and not an employee, no payment received by you pursuant to this Consulting Agreement shall be subject to employment tax withholding, nor shall the Nexell Entities withhold or pay federal social security tax (FICA), Medicare tax, or federal or state income tax, or make contributions to the federal or state unemployment or disability insurance funds on your behalf. You are responsible for filing all income and other tax forms and paying all taxes due.

     7. You acknowledge that you will not be covered by Nexell's worker's compensation insurance should you be injured while performing services under this Consulting Agreement, and you agree that you will maintain health insurance for yourself during the term of the Consulting Agreement either by maintaining your group health insurance in effect pursuant to paragraph 13 below or by obtaining major medical health insurance coverage from some alternative source.

     8. This Consulting Agreement is assignable by the Nexell Entities upon written notice to you. However, since the services to be rendered by you are personal in nature, this Consulting Agreement may not be assigned by you without the written consent of the CEO or COO of Nexell Parent. You also may not use your employees, agents or subcontractors to perform services under this Consulting Agreement without the express, written consent of the CEO or COO of Nexell Parent.

     9. You acknowledge and agree that you have no authority to enter into contracts or

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agreements on behalf of the Nexell Entities, or to represent the Nexell Entities as an agent or in any other capacity without the express written consent of the CEO or COO of Nexell Parent.

                    Severance Agreement and General Release
                    ---------------------------------------

     10. You will continue to be paid your base salary through September 30, 2000 in accordance with Nexell's ordinary payroll practices. You will continue to be eligible to participate in Nexell's group benefit plans and 401(k) plan in accordance with plan terms and you will continue to accrue vacation through September 30, 2000. You will also be paid for any accrued, but unused, vacation through September 30, 2000.

     11. Commencing on October 1, 2000 and ending on September 30, 2001, Nexell shall pay you a severance payment equivalent to twelve months of your current annual base salary of $21,091.20 per month for a total of $253,094.40, less applicable state and federal withholdings and deductions. These payments shall be made in semi-monthly installments in accordance with Nexell's ordinary payroll practices. Except for the one-time bonus described in paragraph 12 below and the compensation described in the Consulting Agreement above, you shall receive no further compensation of any kind from the Nexell Entities. During this twelve-month severance period, you shall not be eligible to receive the annual cash bonus or to participate in any benefit plans offered employees of the Nexell Entities unless expressly provided for in this letter. In particular, you shall not accrue paid vacation, nor shall you be eligible to participate in Nexell's 401(k) Plan.

     12. You shall be paid a one-time bonus of $50,000.00, less applicable withholdings. The bonus shall be paid at the time bonuses are regularly paid to Nexell's officers, but in no event shall it be paid later than February 27, 2001. You understand and agree that, except as provided in this paragraph, you will not be paid any other bonuses by the Nexell Entities, including the annual cash bonus provided for in paragraph 2(d) of your Employment Agreement with Nexell dated May 28, 1998 ("Employment Agreement").

     13. As of September 30, 2000, your rights if any, regarding continuation of group health insurance coverage will be governed by COBRA. Under separate cover you will receive COBRA information, which will include the notice of your rights to elect continuation coverage under COBRA for medical and dental insurance. In this regard, you may elect, in accordance with a federal statute (COBRA), to continue your medical and dental benefits for up to 18 months following September 30, 2000. Through September 30, 2001, you and Nexell will share the cost of medical and dental premiums. You must pay the full COBRA cost for the remaining six months of the COBRA coverage period. Thus, for the period July 19, 2000 through September 30, 2001, you will pay or have deducted on your behalf the employee co-pay portion of such benefits, which is approximately fifteen (15) percent of the premiums paid by Nexell for such benefits. In the event Nexell changes or discontinues its medical and dental coverage prior to September 30, 2001, you agree to accept such coverage as Nexell provides for its officers.

     14. In accordance with Nexell's relocation policy for executives of your status, Nexell will pay or reimburse you for the reasonable expenses of relocating your household to southeastern Pennsylvania. Should you choose to return to southeastern Pennsylvania, your relocation must be completed and expenses submitted by December 31, 2001 to be eligible for reimbursement. Such relocation expenses will be similar in nature, amount and quality as were previously reimbursed to you in making your move to California, with the following exceptions: (a) Nexell will not pay any temporary living or storage expenses you incur upon relocation to Pennsylvania; (b) Nexell will only pay reasonable non-recurring closing costs; and (c) Nexell will

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only pay the cost of up to two round trip economy airline tickets for travel to
Pennsylvania by you and your wife. To the extent that any of the expenses paid or reimbursed by Nexell pursuant to this paragraph constitute compensation income to you that is subject to personal income taxation, Nexell will pay the aggregate federal, state and local income taxes payable by you with respect to the compensation income attributable to the payment or reimbursement of such expenses by Nexell (including income taxes payable with respect to such additional cash compensation).

     15. Nexell and Nexell Parent hereby acknowledge that you now possess fully vested options to purchase 183,750 shares of Nexell Parent's common stock, at the option prices and for the exercise periods reflected on Exhibit A.

     16. Nexell and Nexell Parent shall use commercially reasonable efforts to list you as an additional insured on their Directors & Officers policies presently in effect or in the future, provided that Nexell and Nexell Parent shall not be obligated to do so in the event: (a) such listing imposes an additional expense to Nexell and Nexell Parent (which you chose not to pay); (b) the insurer will not permit such additional listing; or (c) such listing would require Nexell and Nexell Parent to obtain a policy different than a policy that it would elect to obtain covering all of its officers or directors.

     17. In exchange for the payments and benefits to be received under the Consulting Agreement, the sufficiency of which you hereby acknowledge, you, for yourself, your heirs, successors, and assigns (collectively referred to as "Releasors"), do irrevocably and unconditionally release, acquit, and forever discharge the Nexell Entities, and each of their related or affiliated entities, and each of their past and present officers, owners, directors, shareholders, employees, agents, contractors, representatives, attorneys, predecessors, successors and assigns (all of whom are collectively referred to as "Releasees"), and all persons acting by, through, under or in concert with any of them, or any of them, from any and all claims, charges, complaints, rights, demands, actions, causes of action, whether known or unknown, which you may now have, have ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date of execution of this Agreement. You give up any and all causes of action of any and every kind, including, without limitation, any claims for discrimination or retaliation prohibited under the California Fair Employment and Housing Act (California Government Code (S). 12900 et seq.), Title VII of the United States Civil Rights Act of 1964, as amended (42 U. S. C. (S) 2000e et seq.), and the Age Discrimination in Employment Act; wrongful termination in violation of public policy, breach of the Employment Agreement or amendments thereto, breach of the stock option agreements or amendments thereto, breach of contract, whether oral or written, express or implied, breach of any implied covenant of good faith and fair dealing, misrepresentation, negligent or intentional infliction of emotional distress; any form of negligence; fraud; deceit; or violation of any other federal, state, county, or municipal law, statute, regulation, rule, ordinance, or common law doctrine (whether or not recited herein), arising out of or related to your employment by or with any of the Releasees.

     18. To effect a full and complete release as described above, you, for yourself and your heirs, successors, assigns, agents, and all persons or entities associated with you, expressly waive and relinquish all rights and benefits afforded you by section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of such specific waiver of section 1542. Section 1542 of the Civil Code of the State of California states as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him must have materially affected his settlement with the debtor".

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You agree that, you have read this Agreement, including the waiver of California
Civil Code section 1542, and have consulted counsel about the Agreement to the extent you so desire and specifically about the waiver of section 1542, and that you understand the Agreement and the section 1542 waiver, and so freely and knowingly enter into this Agreement, and waive your rights under said section 1542.

     19. During your employment with Nexell, you have had access to confidential and proprietary information. Nexell maintains a proprietary interest in all such confidential data. Accordingly, it is expected that you will not use or disclose to any entity or person, either directly or indirectly, this confidential information.

          (a) For a period of six months from your Resignation Date, you will not directly or indirectly own, manage, operate, join, control or become employed by, or render any services of an advisory nature or otherwise, or participate in the ownership, management, operation or control of, or otherwise be connected in any manner with any business competitive with the business of the Nexell Entities or any of its directly or indirectly, wholly or partially owned subsidiaries without prior written consent of the CEO or COO of Nexell Parent.

          (b) You further hereby covenant and agree that you will not at any time during, or (i) for a period of three (3) years following your Resignation Date reveal, divulge or make known to any person or entity any secrets or confidential information (whether oral, written, or electronically encoded) whatsoever, of or concerning the Nexell Entities or any of its directly or indirectly, wholly or partially owned subsidiaries or its business or anything connected therewith, all of which is and shall remain the property of the Nexell Entities and shall be returned by you to the Nexell Entities (including all copies) immediately upon any termination of your employment (or earlier, if requested by the Nexell Entities), or (ii) for a period of three (3) years following your Resignation Date directly or indirectly entice away from the employment of the Nexell Entities, retain or otherwise engage, any employee of the Nexell Entities, or attempt to do any of the foregoing; provided, however, nothing herein shall prevent you from interviewing and/or ultimately retaining someone who has already left the employment of any Nexell entity as of your Resignation Date, or who has left the employment of any Nexell entity for at least three months prior to being retained or hired by you.

          (c) For purposes hereof, confidential information shall not include any information which: (i) is or becomes generally available to the public other than as a result of a wrongful disclosure by you or your representatives; (ii) was known by you on a non-confidential basis prior to its disclosure to you by the Nexell Entities or their representatives; (iii) becomes available to you from a source other than the Nexell Entities or its representatives, provided that such source is not bound by a confidentiality agreement with the Nexell Entities or their representatives and otherwise has a right to disclose the same: or (iv) is required to be disclosed by any governmental or judicial authority, provided, in such case, that you shall use your best efforts to notify the Nexell Entities immediately of any such requirement so that the Nexell Entities shall have an opportunity to contest it.

          (d) In the event of any breach or threatened breach by you of any one or more of the provisions of this paragraph 19, the Nexell Entities will be entitled, in addition to any remedy hereunder or under any applicable law or in equity, to an injunction restraining the breach of such provisions hereof.

     20. You represent and agree that, except as set forth herein, you will keep the existence, the terms, and amount of this Agreement completely confidential. You may disclose the amount and

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terms of this Agreement to members of your immediate family, attorneys, accountants, or as otherwise expressly required or compelled by law. You understand and acknowledge that this paragraph constitutes an essential and material part of this Agreement. Notwithstanding any other provision hereof; this Agreement may be disclosed in any action brought to remedy a breach of this Agreement. You further understand that the contents of this Agreement may be disclosed by Nexell Parent and the Agreement itself filed with the Securities and Exchange Commission in accordance with applicable securities laws.

     21. You agree that you will not voluntarily assist any person in bringing or pursuing legal action against the Nexell Entities, their agents, successors, representatives, employees and related and/or affiliated companies, based on events occurring prior to the date of this Agreement.

     22. You further agree as a condition of receiving the benefits provided to you under this Agreement: (a) not to disparage any of the Nexell Entities or their employees or products; (b) not to engage in a series of actions which you know or should know are contrary to the interest of any of the Nexell Entities;
(c) from today's date through September 30, 2001, to fully cooperate with the Nexell Entities and their directors, officers, employees, attorneys and representatives by providing assistance or information in your capacity as a director of Nexell Parent or as requested from time to time by Nexell Parent's CEO or COO, pursuant to the Consulting Agreement; and (d) to return to the Nexell Entities, on or before your Resignation Date, all property of the Nexell Entities, including proprietary information.

     23. You shall continue to serve as a director on the Board of Nexell Parent, except that you understand and agree that you will submit a letter of resignation for this position if you are notified by a majority of the Board that the Board deems it in the best interest of Nexell Parent for you to resign your position. You are not obligated to stand for reelection and serve beyond your current term on the Board.

     24. You shall be entitled to outplacement services at Nexell's expense at Right Management Consultants ("RMC") or a firm of your choice, but not to exceed the additional out-of-pocket costs Nexell would have paid to RMC if you had selected RMC for these services. Nexell has already paid or has committed to pay an amount of approximately $25,000.00 to RMC for services which were to be rendered for you. RMC has advised Nexell that it is willing to apply the $25,000.00 amount against outplacement services for you. Nexell is willing to contribute additional out-of-pocket costs of $5,000.00 to $10,000.00, depending on the services you select. If you select an outplacement firm other than RMC, Nexell shall pay to the alternative company an amount not to exceed $10,000.00 based upon the comparable outplacement services RMC would have provided you.

                              General Provisions
                              ------------------

     25. By the actions and obligations set forth above, the Nexell Entities admit no wrongdoing or liability. Further, this Agreement and Nexell's acceptance of your resignation from employment do not in any way suggest any violation of law by the Nexell Entities, but instead reflect a mutually agreed upon transition for both you and the Nexell Entities.

     26. You will have a period of twenty-one (21) days to review this Agreement and the release of claims it contains. This Agreement will be revocable for a period of seven (7) days from the date you sign it, provided that you deliver written notice of revocation to me by the close of business on the seventh (7th) day. If you revoke this Agreement, it will not be effective or enforceable and Nexell will be under no obligation to provide the payments and benefits referred to in this

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Agreement. If you do not revoke this Agreement as provided in this paragraph, it shall be enforceable and irrevocable except by a written agreement signed by both parties.

     27. You agree and acknowledge that no promises have been made which are not included in this Agreement and that, except as otherwise provided in this Agreement, it supersedes all prior agreements between you and the Nexell Entities and contains the entire understanding between you and the Nexell Entities regarding the subject matter herein. You acknowledge that the terms of this Agreement are contractually binding. If any portion of this Agreement is declared invalid or unenforceable, the remaining portions of this Agreement will continue in full force and effect. Any amendments to this Agreement must be in writing and signed by all parties to this Agreement.

     28. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of said state.

Please read this letter carefully. By signing this letter, you give up any right to sue the Nexell Entities or releasees for any reason, even reasons you do not know about. If you agree to the terms outlined in this Agreement, then please sign two copies and return one of them to me.

Sincerely,



Richard L. Dunning
Chairman of the Board and Chief Executive Officer
Nexell Therapeutics Inc.

ACCEPTED AND AGREED:

_______________________________
L. William McIntosh

_______________________________
Date

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